As filed with the Securities and Exchange Commission on October 4, 2007

Registration No. 333-138824

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

AMENDMENT NO. 7

TO

FORM S-1

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

FBR CAPITAL MARKETS CORPORATION

(Exact name of registrant as specified in its charter)

Virginia	6211	20-5164223
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

1001 Nineteenth Street North, 18th Floor

Arlington, Virginia 22209

(703) 312-9500

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

William J. Ginivan

Executive Vice President and General Counsel

FBR Capital Markets Corporation

1001 Nineteenth Street North, 18th Floor

Arlington, Virginia 22209

(703) 469-1040

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Daniel M. LeBey, Esq.

Hunton & Williams LLP

Riverfront Plaza, East Tower

951 East Byrd Street

Richmond, Virginia 23219

(804) 788-8200

(804) 788-8218 (Facsimile)

Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), shall determine.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

Except for the SEC registration fee and the NASD filing fee, the following table sets forth the estimated costs and expenses of the sale and distribution of the securities being registered, all of which are being borne by the Registrant.

Securities and Exchange Commission registration fee	$7,844
NASD filing fee	26,051
Printing and engraving fees	50,000
Legal fees and expenses	100,000
Accounting fees and expenses	20,000
Miscellaneous	10,000

Total	$213,895

All expenses, except the Securities and Exchange Commission registration fee and the NASD filing fee, are estimated.

Item 14. Indemnification of Directors and Officers.

The Virginia Stock Corporation Act permits a Virginia corporation to include in its articles of incorporation a provision limiting the liability of its directors and officers to the corporation and its shareholders for money damages except for liability resulting from willful misconduct or a knowing violation of the criminal law or any federal or state securities law. The articles of incorporation of the Registrant contain such a provision.

The Registrant’s articles of incorporation provide that it will indemnify (1) any person who was or is a party to any proceeding, including a proceeding brought by a shareholder in the right of the Registrant or brought by or on behalf of its shareholders, by reason of the fact that he is or was a director or officer of the Registrant, or (2) any director or officer who is or was serving at the request of the Registrant as a director, trustee, partner, member or officer of another enterprise, against any liability incurred by him or her in connection with the proceeding if the conduct in question was in the best interests of the Registrant and he or she was acting on behalf of the Registrant or performing services for the Registrant, unless he or she engaged in willful misconduct or a knowing violation of the criminal law or any federal or state securities law. The Registrant will pay for or reimburse the reasonable expenses incurred by any applicant who is a party to a proceeding in advance of final disposition if the applicant furnishes to the Registrant with (1) a written statement of his or her good faith belief that he or she has met the standard of conduct described above and (2) a written undertaking, executed personally or on his or her behalf, to repay the advance if it is ultimately determined that he or she did not meet this standard of conduct.

The Registrant’s board of directors is empowered, by majority vote of a quorum consisting of disinterested directors, to cause the Registrant to indemnify or contract to indemnify with any individual not described in the paragraph above who was, is or may become a party to any proceeding, by reason of the fact that he or she is or was an employee or agent of the Registrant, or is or was serving at the request of the Registrant as director, officer, employee or agent of another enterprise, to the same extent as if that individual was an individual described in the paragraph above.

Item 15. Recent Sales of Unregistered Securities.

On June 9, 2006, in connection with the incorporation of FBR Capital Markets Corporation (the “Registrant”), the Registrant issued 1,000 shares of common stock, $.001 par value per share (“Common Stock”), to FBR TRS Holdings, Inc. for $100. This issuance was exempt from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”), pursuant to Section 4(2) thereof. On July 20, 2006, the Registrant issued 45,999,000 shares of its Common Stock to FBR TRS Holdings in exchange for the contribution of all of the outstanding capital stock of FBR Capital Markets Holdings, Inc. and FBR Asset Management Holdings, Inc. This issuance also was exempt from the registration requirements of the Securities Act pursuant to Section 4(2) thereof.

After the issuance of the 45,999,000 shares of Common Stock to FBR TRS Holdings, Inc. described above was completed, the Registrant sold 10,680,320 shares of its Common Stock to a group of investors in a transaction on July 20, 2006 in which Friedman, Billings, Ramsey & Co., Inc. acted as initial purchaser. The Registrant issued these shares of Common Stock to Friedman, Billings, Ramsey & Co., Inc. in reliance on the exemption from the registration requirements of the Securities Act provided by Section 4(2) of the Securities Act and Friedman, Billings, Ramsey & Co., Inc. resold all of these shares of Common Stock to (i) “qualified institutional buyers” (as defined in Rule 144A under the Securities Act) in reliance on the exemption from the registration requirements of the Securities Act provided by Rule 144A under the Securities Act and (ii) investors outside the United States in reliance on the exemption from the registration requirements of the Securities Act provided by Regulation S under the Securities Act. On July 20, 2006, the Registrant also sold 2,146,867 shares of its Common Stock in a concurrent private placement to “accredited investors” (as defined in Rule 501 under the Securities Act) in reliance on the exemption from the registration requirements of the Securities Act provided by Rule 506 of Regulation D under the Securities Act, in a transaction in which Friedman, Billings, Ramsey & Co., Inc. acted as placement agent. The offering price per share of Common Stock was $15.00. The aggregate proceeds to the Registrant before expenses from such offerings and the aggregate initial purchaser’s discount and placement agent fee were $192,407,805 and $13,468,546, respectively.

On July 20, 2006, the Registrant also sold 5,172,813 shares of its Common Stock in a concurrent private placement to accredited investors in reliance on the exemption from the registration requirements of the Securities Act provided by Rule 506 of Regulation D under the Securities Act in a transaction in which an affiliate of Crestview acted as placement agent. The offering price per share of Common Stock was $15.00. The aggregate proceeds to the Registrant before expenses from such offering and the aggregate placement agent fee payable to an affiliate of Crestview were $77,592,195 and $5,431,454, respectively.

In connection with the Registrant’s 2006 private offering, which closed on July 20, 2006, the Registrant granted stock options to purchase a total of 4,109,500 shares of Common Stock to certain of the Registrant’s directors, executive officers and key employees in accordance with the Registrant’s 2006 Long-Term Incentive Plan. The option grants to the Registrant’s executive officers were approved subject to the Registrant’s Board of Directors establishment of certain performance-based vesting requirements. Also on July 20, 2006, the Registrant granted options to purchase a total of 2,600,000 shares of Common Stock to Forest Holdings LLC and Forest Holdings (ERISA) LLC, each of which are affiliates of Crestview. Such grants were exempt from the registration requirements of the Securities Act pursuant to Section 4(2) thereof. For a more detailed description of the Incentive Plan, see “Management-2006 Long-Term Incentive Plan” in this Registration Statement.

On January 26, 2007, the Registrant granted stock options to purchase a total of 199,522 shares of Common Stock to the Registrant’s independent directors in accordance with the Registrant’s 2006 Long-Term Incentive Plan. Such grants were exempt from the registration requirements of the Securities Act pursuant to Rule 701 under the Securities Act.

In January 2007, the Registrant’s board of directors approved the issuance and sale of an aggregate of 163,334 shares of Common Stock at a purchase price of $15 per share to certain members of the Registrant’s board of directors pursuant to the Registrant’s director stock purchase plan. The aggregate proceeds to the Registrant from such offering was $2,450,010. The issuance was exempt from the registration requirements of the Securities Act pursuant to Rule 701 under the Securities Act.

On February 1, 2007, the Registrant awarded an aggregate of 65,016 restricted shares of Common Stock under the Registrant’s 2006 Long-Term Incentive Plan to certain of the Registrant’s employees. This issuance was exempt from the registration requirements of the Securities Act pursuant to Rule 701 under the Securities Act.

On February 9, 2007, the Registrant granted stock options to purchase an aggregate of 415,220 shares of Common Stock to certain investment banking professionals pursuant to employment agreements entered into in connection with the acquisition of certain assets and a team of more than two dozen investment banking professionals from Legacy Partners Group, LLC (“Legacy”). This issuance was exempt from the registration requirements of the Securities Act pursuant to Rule 701 under the Securities Act. Also on February 9, 2007, the Registrant awarded an aggregate of 40,715 restricted shares of Common Stock to certain investment banking professionals pursuant to the terms of an acquisition agreement between the Registrant and Legacy. This issuance was exempt from the registration requirements of the Securities Act pursuant to Rule 701 under the Securities Act.

On February 12, 2007, the Registrant awarded an aggregate of 379,496 restricted shares of Common Stock under the 2006 Long-Term Incentive Plan to certain of the Registrant’s employees. This issuance was exempt from the registration requirements of the Securities Act pursuant to Rule 701 under the Securities Act.

On February 26, 2007, the Registrant granted stock options to purchase a total of 20,000 shares of Common Stock and a total of 15,000 restricted shares of Common Stock under the Registrant’s 2006 Long-Term Incentive Plan to certain of the Registrant’s employees. This issuance was exempt from the registration requirements of the Securities Act pursuant to Rule 701 under the Securities Act.

On March 19 and March 30, 2007, the Registrant granted stock options to purchase 45,000 shares of Common Stock and 20,000 shares of Common Stock to certain employees in accordance with the Registrant’s 2006 Long-Term Incentive Plan. These option grants were exempt from the registration requirements of the Securities Act pursuant to Rule 701 under the Securities Act.

On April 30, 2007, the Registrant granted stock options to purchase a total of 45,019 shares of Common Stock to John T. Wall, a director of the Registrant, in accordance with the Registrant’s 2006 Long-Term Incentive Plan. The option grants were exempt from the registration requirements of the Securities Act pursuant to Rule 701 under the Securities Act. Also on April 30, 2007, the Registrant’s board of directors approved the issuance and sale of 10,000 shares of Common Stock at a purchase price of $15.25 per share to Mr. Wall pursuant to the Registrant’s director stock purchase plan. The aggregate proceeds to the Registrant from such issuance was $152,500. The offer and sale of 10,000 shares of Common Stock to Mr. Wall pursuant to the director stock purchase plan was exempt from the registration requirements of the Securities Act pursuant to Rule 701 under the Securities Act.

Between June 1, 2007 and June 25, 2007, the Registrant awarded an aggregate of 1,460,740 shares of restricted Common Stock to certain employees under the FBR Capital Markets Corporation 2006 Long-Term Incentive Plan. The issuance of these shares of restricted Common Stock was exempt from the registration requirements of the Securities Act pursuant to Rule 701 under the Securities Act.

On July 25, 2007, the Registrant awarded an aggregate of 55,104 shares of restricted Common Stock to the Registrant’s executive officers. This issuance was exempt from the registration requirements of the Securities Act pursuant to Section 4(2) thereof.

Item 16. Exhibits and Financial Statement Schedules.

(a) Exhibits.

Exhibit Number	Description
3.1	Amended and Restated Articles of Incorporation of the Registrant.**

3.2	Amended and Restated Bylaws of the Registrant.**

Exhibit Number	Description
4.1	Form of Certificate for Common Stock.††

4.2	Registration Rights Agreement, dated as of July 20, 2006, between the Registrant and Friedman, Billings, Ramsey & Co., Inc.**

4.3	Registration Rights Agreement, dated as of July 20, 2006, between the Registrant, Forest Holdings LLC and Forest Holdings (ERISA) LLC.**

4.4	Governance Agreement, dated as of July 20, 2006, among Friedman, Billings, Ramsey Group, Inc., FBR TRS Holdings, Inc., Forest Holdings LLC and Forest Holdings (ERISA) LLC.**

4.5	Voting Agreement, dated as of July 20, 2006, between Friedman, Billings, Ramsey Group, Inc., FBR TRS Holdings, Inc., the Registrant, Forest Holdings LLC and Forest Holdings (ERISA) LLC.**

5.1	Opinion of Hunton & Williams LLP relating to the legality of the securities being registered.*

10.1	2006 Long-Term Incentive Plan.**

10.2	Form of Incentive Stock Option Agreement.**

10.3	Form of Non-Qualified Stock Option Agreement.**

10.4	Contribution Agreement, dated as of July 20, 2006, between FBR TRS Holdings, Inc. and the Registrant.**

10.5	Corporate Agreement, dated as of July 20, 2006, between Friedman, Billings, Ramsey Group, Inc. and the Registrant.**

10.6	Management Services Agreement, dated as of July 20, 2006, between Friedman, Billings, Ramsey Group, Inc. and the Registrant.**

10.7	Services Agreement, dated as of July 20, 2006, between Friedman, Billings, Ramsey Group, Inc. and the Registrant.**

10.8	Tax Sharing Agreement, dated as of July 20, 2006, between FBR TRS Holdings, Inc. and the Registrant.**

10.9	Trademark License Agreement, dated as of July 20, 2006, between Friedman, Billings, Ramsey Group, Inc. and the Registrant.**

10.10	Investment Agreement, dated as of July 19, 2006, among the Registrant, Forest Holdings LLC and Forest Holdings (ERISA) LLC.**

10.11	Option Agreement, dated as of July 20, 2006, between the Registrant and Forest Holdings LLC.**

10.12	Option Agreement, dated as of July 20, 2006, between the Registrant and Forest Holdings (ERISA) LLC.**

10.13	Professional Services Agreement, dated as of July 20, 2006, between the Registrant and Crestview Advisors, L.L.C.**

10.14	Form of Subscription Agreement with respect to the Registrant’s director stock purchase plan.†

10.15	2007 Employee Stock Purchase Plan, amended as of April 23, 2007.†

10.16	Form of resolution of the Registrant’s Board of Directors with respect to the Registrant’s director stock purchase plan.†

Exhibit Number	Description
10.17	Amendment No. 1 to Corporate Agreement, dated April 5, 2007, between the Registrant and Friedman, Billings Ramsey Group. Inc.†

10.18	Amendment No. 1 to Management Services Agreement, dated April 5, 2007, between the Registrant and Friedman Billings Ramsey Group, Inc.†

21.1	Subsidiaries of the Registrant.**

23.1	Consent of PricewaterhouseCoopers LLP.†††

23.2	Consent of Hunton & Williams LLP (contained in Exhibit 5.1).*

24.1	Power of Attorney.**

24.2	Power of Attorney of Andrew M. Alper.†††

24.3	Power of Attorney of Thomas J. Hynes, Jr.†††

24.4	Power of Attorney of John T. Wall.†††

*	Filed herewith.
**	Previously filed as an exhibit to the Registrant’s Registration Statement on Form S-1 (Registration No. 333-138824), which was filed with the SEC on November 17, 2006, and incorporated by reference herein.
***	Previously filed as an exhibit to Pre-Effective Amendment No. 4 to the Registrant’s Registration Statement on Form S-1/A (Registration No. 333-138824), which was filed with the SEC on July 30, 2007, and incorporated by reference herein.
†	Previously filed as an exhibit to Pre-Effective Amendment No. 1 to the Registrant’s Registration Statement on Form S-1/A (Registration No. 333-141987), which was filed with the SEC on May 10, 2007, and incorporated by reference herein.
††	Previously filed as an exhibit to Pre-Effective Amendment No. 2 to the Registrant’s Registration Statement on Form S-1/A (Registration No. 333-141987), which was filed with the SEC on May 21, 2007, and incorporated by reference herein.
†††	Previously filed as an exhibit to Pre-Effective Amendment No. 6 to the Registrant’s Registration Statement on Form S-1/A (Registration No. 333-141987), which was filed with the SEC on October 2, 2007, and incorporated by reference herein.

(b) Financial Statement Schedules. Not applicable.

Item 17. Undertakings.

(A) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment of the Registration Statement) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(B) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described under Item 14 above or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933 the registrant has duly caused this Amendment No. 7 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Arlington, Virginia on October 4, 2007.

FBR CAPITAL MARKETS CORPORATION

By:	/s/ Eric F. Billings
Eric F. Billings Chairman and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 7 to the registration statement has been signed below by the following persons in the capacities and on the dates indicated.

SIGNATURE	TITLE	DATE

/s/ Eric F. Billings Eric F. Billings	Director, Chairman and Chief Executive Officer (principal executive officer)	October 4, 2007

* Kurt R. Harrington	Executive Vice President and Chief Financial Officer (principal financial and accounting officer)	October 4, 2007

* Richard J. Hendrix	Director, President and Chief Operating Officer	October 4, 2007

* Thomas S. Murphy, Jr.	Director	October 4, 2007

* Richard M. DeMartini	Director	October 4, 2007

* Andrew M. Alper	Director	October 4, 2007

* Thomas J. Hynes, Jr.	Director	October 4, 2007

Richard A. Kraemer	Director

Arthur J. Reimers	Director

* John T. Wall	Director	October 4, 2007

*By:	/s/ Eric F. Billings	October 4, 2007
Eric F. Billings, as Attorney-in-Fact